NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
ADMINISTRATION AGREEMENT
CLASS S SHARES

SCHEDULE A

The Class S Shares of the Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement and the dates such Portfolios were added to this Agreement are as follows:

Absolute Return Multi-Manager Portfolio
Guardian Portfolio
International Equity Portfolio
International Large Cap Portfolio
Mid Cap Intrinsic Value Portfolio
Mid-Cap Growth Portfolio
Real Estate Portfolio
Small Cap Growth Portfolio
Socially Responsive Portfolio

DATED:  May 1, 2014

A-1

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Administration Agreement shall be:

(1)           The following percentage per annum of the average daily net assets attributable to the Class S Shares of each Portfolio:

Absolute Return Multi-Manager Portfolio	0.30%
Guardian Portfolio	0.30%
International Equity Portfolio	0.30%
International Large Cap Portfolio	0.30%
Mid Cap Intrinsic Value Portfolio	0.30%
Mid-Cap Growth Portfolio	0.30%
Real Estate Portfolio	0.30%
Socially Responsive Portfolio	0.30%

(2)           Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communications, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED:  May 1, 2014

B-1